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EXHIBIT 5.1

[LETTERHEAD OF KAYE SCHOLER, LLP]

                      , 2002

Veeco Instruments Inc.
100 Sunnyside Boulevard
Woodbury, New York 11797

Ladies & Gentlemen:

        We have acted as counsel to Veeco Instruments Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of its registration statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the proposed offering of 44,000,000 shares of common stock, par value $0.01 per share, of the Company (the "Shares"), to be issued to shareholders of FEI Company, an Oregon corporation ("FEI"), in connection with the merger of Venice Acquisition Corp., a wholly-owned subsidiary of the Company, with and into FEI (the "Merger").

        We have reviewed the certificate of incorporation of the Company, its by-laws, resolutions adopted by its Board of Directors, the Registration Statement, and such other documents and proceedings that we have deemed necessary for the purpose of rendering the opinion expressed herein.

        On the basis of such review, and having regard to such factual and legal considerations that we deem relevant, we are of the opinion that the Shares to be issued by the Company in the Merger have been duly authorized and, when issued in accordance with the terms set forth in the Registration Statement, will be duly and validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and further consent to the reference to our name under the caption "Legal Matters" in the joint proxy statement/prospectus which forms a part of the Registration Statement.

                      Very truly yours,

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[LETTERHEAD OF KAYE SCHOLER, LLP]